Exhibit 4.2

AMENDMENT AGREEMENT

THIS AGREEMENT dated for reference the 12th  day of November, 2002. BETWEEN

CUSIL VENTURE CORPORATION, a corporation duly incorporated under the laws of the Province of British Columbia, having an office at 1400-400 Burrard Street, Vancouver, B.C., V6C 3G2;

(the "Company")

OF THE FIRST PART

AND

GEORGIA  PACIFIC   SECURITIES   CORPORATION,   a

corporation duly incorporated under the laws of the Province of British Columbia, having its head office at 1600 - 555 Burrard Street, Vancouver, British Columbia, V7X 1S6

(the "Agent")

OF THE SECOND PART

WHEREAS:

A.        The Company and the Agent entered into a Sponsorship and Agency Agreement dated July 31, 2002 (the "Agreement"); and

B.         The Company and the Agent wish to amend the terms of the Agreement in the manner set forth below.

The parties to this Agency Amending Agreement therefore agree:

1.

That the reference to "1,000,000 Shares" in paragraph 8.1 be deleted and replaced with
"2,500,000 Shares".

2.

That the reference to " 120 days" in paragraph 16.9 be deleted and replaced with "150 days".

3.         Except as expressly amended hereby, the Agreement is hereby ratified, confirmed and approved.

gcs\gcs02914\2\November 8, 2002

IN WITNESS WHEREOF the parties hereto have executed this Agency Amending Agreement as of the day and year first above written.

CUSIL VENTURE CORPORATION

    /s / Stuart Rogers

Authorized signatory

The corporate seal of GEORGIA PACIFIC SECURITIES CORPORATION was hereunto affixed in the presence of:

/s/Steve Khan

Authorized Signatory

c/s